Exhibit 99.1

HERMAN JONES LLP

SERINA M. VASH

153 Central Avenue #131

Westfield, NJ 07090

svash@hermanjones.com

Telephone: (404) 504-6516

Facsimile: (404) 504-6501

Liaison Counsel for Plaintiffs

UNITED STATES DISTRICT COURT

DISTRICT OF NEW JERSEY

IN RE PRUDENTIAL FINANCIAL,
INC. DERIVATIVE LITIGATION	Civil Action No. 2:20-cv-12772-
SRC-CLW

(Consolidated with Civil Action No.
2:20-cv-16231-SRC-CLW)
This Document Relates To:
EXHIBIT B-1
ALL ACTIONS.

LONG-FORM NOTICE OF PENDENCY AND PROPOSED SETTLEMENT

OF STOCKHOLDER DERIVATIVE ACTION

TO:	ALL OWNERS OF THE COMMON STOCK OF PRUDENTIAL FINANCIAL, INC. (“PRUDENTIAL” OR THE “COMPANY”) CURRENTLY AND AS OF MARCH 21, 2025:

THIS NOTICE RELATES TO THE PENDENCY AND PROPOSED SETTLEMENT OF STOCKHOLDER DERIVATIVE LITIGATION. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU ARE A PRUDENTIAL STOCKHOLDER, THIS NOTICE CONTAINS IMPORTANT INFORMATION ABOUT YOUR RIGHTS.

THIS DERIVATIVE ACTION IS NOT A “CLASS ACTION.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR MONETARY PAYMENT. IF YOU DO NOT OBJECT TO THE TERMS OF THE PROPOSED SETTLEMENT OR THE AMOUNT OF ATTORNEYS’ FEES AND EXPENSES DESCRIBED IN THIS NOTICE, YOU ARE NOT OBLIGATED TO TAKE ANY ACTION.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the U.S. District Court for the District of New Jersey (the “Court”), that a proposed settlement has been reached by the parties to the above-captioned stockholder derivative action brought on behalf and for the benefit of Prudential (the “Derivative Action”).1

As explained below, a hearing will be held on June 9, 2025 at 10 a.m., before the Honorable Stanley R. Chesler at the Martin Luther King Building and U.S. Courthouse, 50 Walnut Street, Newark, N.J., 07101, Courtroom PO No. 2 (the “Settlement Hearing”), at which the Court will determine whether to approve the Settlement. You have an opportunity to be heard at this hearing.

The terms of the Settlement are set forth in the Stipulation and summarized in this Notice. If approved by the Court, the Settlement will fully resolve the Released Claims, including the dismissal of the Derivative Action with prejudice. For a more detailed statement of the matters involved in the Derivative Action, the Settlement, and the terms discussed in this Notice, the Stipulation may be inspected at the Clerk of Court’s office, U.S. District Court for the District of New Jersey, 50 Walnut Street, Newark, N.J., 07101. The Stipulation is also available for viewing on the website of Prudential at https://investor.prudential.com/. For a fee, all papers filed in the Derivative Action are available at www.pacer.gov.

[1]

All capitalized terms herein have the same meanings as set forth Settling Parties’ Stipulation and Agreement of Settlement dated March 21, 2025 (the “Stipulation”), which is available for viewing on the website of Prudential at https://investor.prudential.com/.

This Notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in the Derivative Action, but is merely to advise you of the pendency and settlement of the Derivative Action.

THERE IS NO CLAIMS PROCEDURE. This case asserts claims on behalf of and for the benefit of Prudential. The Settlement result in a payment to Prudential, not to Prudential stockholders. Accordingly, there will be no claims procedure.

I.	THE DERIVATIVE ACTION

A.	Plaintiffs’ Allegations

The Derivative Action was brought by Plaintiffs solely on behalf of and for the benefit of Prudential and against the Individual Defendants. Plaintiffs allege claims for breaches of fiduciary duty against the Individual Defendants in connection with oversight and disclosures regarding adverse mortality experience and corresponding reserves for life insurance policies acquired from The Hartford Financial Services Group, Inc.

Plaintiffs allege the Individual Defendants learned in 2015 that adverse mortality developments would require material adjustments in mortality assumptions for the Hartford policies, leading Prudential to increase reserves and to record corresponding charges to income in 2016, 2017, and 2018. Plaintiffs allege that certain Individual Defendants made misstatements during a June 2019 investor conference that recent mortality experience had been within the range of normal volatility and below previous experience. Plaintiffs allege that after these statements were made, the Individual Defendants caused or permitted the Company to repurchase Prudential common stock at artificially inflated prices.

Plaintiffs contend that Prudential suffered substantial losses on the repurchases, damaged credibility in capital and credits markets, and exposure to claims for securities fraud, after disclosing that its Individual Life segment had lost $135 million in the second quarter of 2019 quarter (versus expected income of $108 million) due to a pre-tax charge of $208 million taken primarily to increase reserves in response to negative mortality experience and revised mortality assumptions for the Hartford policies, and that the updated mortality assumptions would negatively impact earnings by approximately $25 million per quarter for the foreseeable future.

Defendants dispute the allegations, expressly deny all alleged wrongdoing and contentions that Prudential suffered injury or damages as a result of any alleged misconduct, and maintain that they complied with all applicable legal duties and acted in good faith and in the bests interests of Prudential and its stockholders at all times.

B.	Procedural History

Plaintiffs sent Prudential’s Board of Directors (the “Board”) letters in April and May 2020, demanding that the Board investigate and commence litigation against current and former officers and directors of the Company and setting forth facts Plaintiffs believed supported such claims (the “Demands”).

On April 27, 2020, and July 9, 2020, Cravath, Swaine & Moore LLP (“Cravath”) notified Plaintiffs’ counsel that the Board had created a Special Committee to investigate the Demands’ allegations and potential claims and that the Special Committee had retained Cravath as counsel. After more than ninety days had expired without the conclusion of the Special Committee’s investigation, Plaintiffs separately commenced two actions on behalf of Prudential: Davidson v. Lowrey, et al., No. 2:20-CV-12772-SRC-CLW (D.N.J. Sept. 16, 2020); and Lalor v. Lowrey, et al., No. 2:20-CV-16231 (D.N.J. Nov. 16, 2020).

On February 2, 2021, counsel for the Special Committee informed Plaintiffs that the Board had rejected the Demands based on the investigation and recommendation of the Special Committee, finding that any claims predicated on the Demands’ allegations lacked merit and, in any event, would not serve the Company’s best interest to pursue (the “Refusal Letter”).

On March 31, 2021, the Court consolidated the Davidson and Lalor actions and appointed plaintiffs Donel Davidson and Robert Lalor’s counsel as co-lead and liaison counsel. ECF No. 10. On April 21, 2021, Plaintiffs filed a notice designating the first-filed complaint in the Davidson action as the operative Complaint.

On May 21, 2021, Defendants filed a motion to dismiss the operative complaint. Defendants asserted, based on the Refusal Letter and certain additional documents attached to its motion, that dismissal was warranted because the Demand Board: (i) was independent; and (ii) relied in good faith on the purportedly reasonable investigation conducted by the Special Committee.

Pursuant to N.J.S.A. §14A:3-6.5(5)(c) (“Section 5(c)”), Plaintiffs requested limited discovery relating to the Special Committee investigation and Board decision-making with respect to Plaintiffs’ Demands. Defendants declined to provide the requested discovery.

On June 11, 2021, Plaintiffs filed a Motion for Leave to Conduct Limited Discovery pursuant to Section 5 and Federal Rule of Civil Procedure 56. Defendants opposed the motion. Following briefing, supplemental briefing, and argument, Magistrate Judge Waldor entered an Opinion and Order dated May 3, 2022, denying discovery relating to the Special Committee’s independence, but granting discovery “concern[ing] the Board’s alleged lack of a reasonable inquiry and/or lack of a good faith determination in investigating and/or deciding to reject Plaintiffs’ litigation demands[,]” including leave to take the depositions of the Special Committee members regarding those matters, and production of certain documents (the “Discovery Order”).

Defendants appealed Judge Waldor’s May 3, 2022, decision to this Court. Following briefing and argument, on July 19, 2022, this Court affirmed the Discovery Order.

On October 14, 2022, Defendants’ counsel supplied a privilege log identifying responsive documents withheld on grounds that they were subject to attorney-client privilege and/or attorney work product protections.

After meeting and conferring, on February 10, 2023, Plaintiffs moved to compel production of the logged materials. Following briefing and argument, on December 22, 2023, Judge Waldor ordered Defendants to produce the withheld materials (subject to certain exceptions) or be precluded from relying upon the investigation and Board deliberations as grounds for dismissal (the “Waiver Order”).

On January 12, 2024, Defendants appealed the Waiver Order to the Court. The parties briefed and argued the appeal. Before the Court issued a decision on Defendants’ appeal, the parties reached an agreement in principle to settle the Derivative Action.

C.	Settlement Negotiations

In March 2024, the Court notified the parties that it would conduct a settlement conference. In anticipation of the settlement conference, Plaintiffs sent Defendants a written settlement demand on May 3, 2024.

At the parties’ request, the Court reset the hearing for May 29, 2024, and adjourned the settlement conference sine die. Following oral argument on Defendants’ appeal from the Waiver Order, the Court reserved decision on the pending appeal and held a status conference. At the status conference, the Court reviewed the status and next steps in the litigation and discussed with the parties certain issues relating to a potential settlement. The parties subsequently agreed to engage in formal mediation facilitated by the Hon. Freda Wolfson (Ret.) (the “Mediator”) and scheduled a formal, in-person mediation session for July 22, 2024.

After considering certain matters raised by the Court and related developments, Plaintiffs prepared a superseding settlement demand, which they transmitted to the Mediator and Defendants on June 17, 2024. The Mediator conducted separate pre-mediation conferences with counsel for the respective Parties to review certain issues bearing on a potential settlement.

On July 18, 2024, the Parties exchanged mediation statements. At the Mediator’s request, the parties subsequently prepared confidential, ex parte submissions addressing certain points raised in the mediation statements, questions posed by the Mediator, and other relevant matters.

On July 22, 2024, the parties participated in an in-person, full day mediation session facilitated by the Mediator. The parties were unable to agree on a settlement framework at the July 22nd session, and the parties agreed to continue consultations with the Mediator regarding potential settlement structures.

Over the next several months, the parties continued settlement negotiations through direct and mediated discussions, written exchanges of information, proposals and counter-proposals regarding various matters, and separate and joint sessions with the Mediator. With the Mediator’s assistance, the parties worked through complex issues relating to the merits, alleged damages, the range of available remedial alternatives, and the substantive consideration for a settlement. While substantial progress was made, the parties reached an impasse in late October 2024, prompting the Mediator to issue a double-blind mediator’s proposal to bridge the gap in the parties’ respective positions.

In mid-November, 2024, the parties accepted the Mediator’s proposal to resolve the litigation in consideration for the Individual Defendants’ agreement to effectuate a cash payment of $10,000,000.00 to the Company (the “Settlement Fund”). The parties further agreed Plaintiffs’ Counsel may request Court approval of an award of attorneys’ fees and expenses not to exceed $2,500,000.00 (the “Fee and Expense Amount”), to be paid from the Settlement Fund.

Thereafter, the Settling Parties negotiated and reached agreement upon the operative terms of the Settlement as set forth in this Stipulation.

II.	PLAINTIFFS’ CLAIMS AND SETTLEMENT RECOMMENDATION

Plaintiffs and Plaintiffs’ Counsel contend that the allegations made in the Derivative Action are supported by substantial evidence and that the claims asserted have merit. Plaintiffs’ agreement to settle on the terms and conditions set forth in this Stipulation is not intended to be, and shall not be construed as, an admission or concession concerning the relative strength or merit of the allegations and claims. Plaintiffs and Plaintiffs’ Counsel have, however, taken into account the substantial time, expense, and uncertainty inherent in any attempt to improve upon the result through continued prosecution of the Derivative Action through trial and any subsequent appeal, including problems of proof, challenges in overcoming the many available defenses to the derivative claims, the Individual Defendants’ advancement and indemnification rights, the amount, conditions, exclusions, and limitations on the available insurance, and the difficulties of proving and collecting any potential damages awarded at trial. Plaintiffs and Plaintiffs’ Counsel are also mindful of the costs and disruption further litigation would impose on Prudential.

Plaintiffs’ Counsel’s recommendation in favor of the Settlement is informed by, inter alia: (i) review and analysis of relevant press releases, public statements, and filings with the U.S. Securities and Exchange Commission, securities and financial analyst reports, and advisories and business media reports about the Company in the course of preparing Plaintiffs’ litigation demands and complaints; (ii) analysis of the extensive fact and legal record reflected in the pleadings, motions, status reports, and orders filed in the trial and court of appeals in the related Securities Action; (iii) research and analysis of the law governing the claims, damages and other remedies, pleading standards, anticipated affirmative defenses, and insurance and indemnification in connection with preparation of Plaintiffs’ litigation demands, complaints, and initial settlement demand; (iv) evaluation of the record regarding the Demands’ investigation and Board deliberations submitted by Defendants in support of their motion to dismiss; (v) evaluation of additional source materials relating to the investigation and Board deliberations produced in response to Plaintiffs’ motion to compel discovery; (vi) further fact and legal analysis conducted in support of Plaintiffs’ motion to compel the production of the additional Demands’ investigation and Board deliberation materials withheld on privilege and work product grounds; (vii) further research and analysis of the extensive public and limited confidential record and relevant case law, and consideration of perspectives offered by the Court and the Mediator, in preparing the Plaintiffs’ superseding settlement demand, meditation statement, and supplemental mediation submission; (viii) assessment of additional confidential information provided by Defendants in the course of the mediation relating to merits, insurance, and indemnification issues; (ix) evaluation of defense counsel’s arguments and perspectives offered by the Mediator regarding certain factual allegations, the relative strengths and weaknesses of the various claims and defenses, and problems of proof offered during the course of the mediation exchanges; and (x) research and analysis of the range of potential damages, disgorgement, and non-monetary remedies in connection with preparing the settlement demands and during the course of settlement negotiations.

Plaintiffs carefully weighed the benefits of the Settlement against the significant risks, costs, and delay that would be entailed in attempting to secure a better result through further litigation. Based upon their investigation and evaluation of the relevant evidence, applicable procedural standards and substantive law, and their assessment of the best interests of Prudential and its stockholders, and informed by perspectives offered by the Mediator and the arguments and positions advanced by the Defendants during the mediation negotiations, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement’s immediate guarantee of a substantial monetary benefit is fair, reasonable, and adequate consideration for the Settlement, and that the Settlement serves the best interests of Prudential and its stockholders.

Accordingly, Plaintiffs have agreed to settle the Derivative Action upon the terms and subject to the conditions set forth in the Stipulation.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and all of the claims alleged by Plaintiffs in the Derivative Action, and the Individual Defendants have denied and continue to deny all charges and allegations of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged in the Derivative Action. Individual Defendants contend that they have acted properly, lawfully, and in full accord with their fiduciary duties at all times, and deny that they have ever committed or attempted to commit any breach of fiduciary duty owed to the Company and its stockholders and any wrongdoing whatsoever. Had the terms of the Stipulation not been reached, Defendants would have continued to contest Plaintiffs’ claims, and the Individual Defendants maintain that they had and have meritorious defenses to all of the claims and allegations in the Derivative Action. Without admitting the validity of any of the claims that Plaintiffs have asserted in the Derivative Actions, or any liability with respect thereto, Defendants have considered the uncertainty and risks inherent in any litigation, and the costs and burdens continued litigation would impose on Prudential, the substantial benefits conferred by the Settlement, and related considerations, and have determined that it would best serve the interests of Prudential and its stockholders to settle the Derivative Action in the manner and upon the terms and conditions set forth in the Stipulation.

Neither the Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to the Stipulation, nor any action taken to carry out the Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims or an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV.	TERMS OF THE SETTLEMENT

The terms and conditions of the proposed Settlement are set forth in the Stipulation, which has been filed with the Court and is available for viewing on Prudential’s website at https://investor.prudential.com/. The following is only a summary of its terms.

Prudential has approved the Settlement as set forth in this Stipulation as serving the best interests of the Company and its stockholders, and agrees that the Settlement confers a substantial benefit and is fair, reasonable, and adequate.

As consideration for the Settlement, the Individual Defendants shall pay or cause to be paid to Prudential a sum of $10,000,000 (the “Settlement Fund”), minus the court-approved Fee and Expense Amount. Defendants acknowledge that Plaintiffs’ and Plaintiffs’ Counsel’s demand, litigation, and settlement efforts caused Defendants to agree to make the cash payment to Prudential.

V.	DISMISSAL AND RELEASES

The Settlement is conditioned upon the occurrence of certain events, which include, among other things: (i) final approval of the Settlement by the Court following notice to Current Prudential Stockholders and the Settlement Hearing contemplated by the Stipulation; (ii) Court entry of the Judgment, approving the Settlement and dismissing with prejudice the Derivative Action, without awarding costs to any Party, except as provided in the Stipulation; and (iii) the Judgment becomes Final.

Upon the Effective Date, the Released Plaintiffs’ Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Plaintiffs’ Claims (including Unknown Claims) against the Released Defendants’ Persons and any and all claims arising out of, based upon, or in connection with the defense, settlement, or resolution of the Derivative Action against the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

Upon the Effective Date, each of the Released Defendants’ Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Defendants’ Claims (including Unknown Claims) against the Released Plaintiff’s Persons and any and all claims arising out of, based upon, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Derivative Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

VI.	PLAINTIFFS’ ATTORNEYS’ FEES AND EXPENSES

In consideration of the substantial benefits conferred upon Prudential as a direct result of the Settlement and the efforts of Plaintiffs and Plaintiffs’ Counsel in this Derivative Action, and pursuant to a proposal made by the Mediator and accepted by the Settling Parties, the Parties agreed that Plaintiffs’ Counsel may request Court approval of an award of attorneys’ fees and expenses not to exceed $2,500,000.00 (i.e., 25% of the Settlement Fund). The Parties further agreed that Prudential shall pay the attorneys’ fees and expenses in the amount approved by the Court (the “Fee and Expense Amount”) to Plaintiffs’ Counsel from the Settlement Fund described in paragraph 2.1 of the Stipulation.

To date, Plaintiffs’ Counsel have not received any payment for their services or reimbursement for the out-of-pocket expenses incurred in the Derivative Action. Prudential stockholders are not personally liable for the payment of any award of attorneys’ fees and expenses.

Plaintiffs’ Counsel may apply to the Court for service awards of up to $7,000.00 for each of the Plaintiffs, only to be paid upon Court approval, and to be paid from the Fee and Expense Amount in recognition of Plaintiffs’ participation and effort in the prosecution of the Derivative Action. Neither Prudential nor any of the Individual Defendants shall be liable for any portion of any service awards.

VII.	THE SETTLEMENT HEARING

The Settlement Hearing will be held before the Honorable Stanley R. Chesler of the United States District Court for the District of New Jersey at the Martin Luther King Building and U.S. Courthouse, 50 Walnut Street, Newark, N.J., 07101, Courtroom PO No. 2 (the “Settlement Hearing”), at which the Court will determine: (i) whether the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) whether the Notice fully satisfied the requirements of Rule 23.1 of the Federal Rule of Civil Procedure and the requirements of due process; (iii) whether all Released Claims against the Released Persons should be fully and finally released; (iv) whether the proposed Fee and Expense Amount should be approved; and (v) such other matters as the Court may deem appropriate. The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof without further notice.

VIII.	THE RIGHT TO OBJECT AND/OR BE HEARD AT THE HEARING

Any Current Prudential Stockholder may object and/or appear and show cause, if he, she, or it has any concern, why the Settlement should not be approved as fair, reasonable, and adequate, or why the Judgment should not be entered thereon, or why the amount of attorneys’ fees and reimbursement of expenses should not be approved. However, unless otherwise ordered by the Court, you shall only be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Judgment to be entered thereon approving the same, or the amount of attorneys’ fees and reimbursement of expenses to Plaintiffs’ Counsel, if you have, at least fourteen (14) calendar days prior to the Settlement Hearing, filed with the Court a written notice of objection containing the following information:

1. Your name, legal address, and telephone number;

2. The case name and number (In re Prudential Financial, Inc. Derivative Litigation, C.A. No. 2:20-cv-12772-SRC-CLW);

3. Proof of being a Prudential stockholder currently and as of March 21, 2025;

4. The date(s) you acquired your Prudential stock;

5. A statement of each of each objection being made;

6. Notice of whether you intend to appear at the Settlement Hearing (you are not required to appear); and

7. Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony.

If you wish to object to the proposed Settlement, you must file the written objection described above with the Court on or before May 26, 2025. All written objections and supporting papers must be filed with the Clerk of the Court, U.S. District Court for the District of New Jersey, Martin Luther King Building and U.S. Courthouse, 50 Walnut Street, Newark, N.J., 07101 and serve such materials by that date, to each of the following Settling Parties’ counsel:

Counsel for Plaintiffs:	Counsel for Defendants:

Craig W. Smith	Susan R. Gittes
ROBBINS LLP	DEBEVOISE & PLIMPTON LLP
5060 Shoreham Place, Suite 300	66 Hudson Boulevard
San Diego, CA 92122	New York, New York 10001

Lawrence P. Eagel
BRAGAR EAGEL & SQUIRE,
P.C 810 Seventh Avenue, Suite 620
New York, NY 10022

YOUR WRITTEN OBJECTIONS MUST BE POSTMARKED OR ON FILE WITH THE CLERK OF THE COURT NO LATER THAN May 26, 2025. Only stockholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

Unless otherwise ordered by the Court, any Current Prudential Stockholder who does not make his, her, or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be barred and foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement, or to otherwise be heard, and shall otherwise be bound by the Judgment to be entered and the releases to be given.

IX.	EXAMINATION OF PAPERS AND INQUIRIES

There is additional information concerning the Settlement available in the Stipulation, which is available for viewing on Prudential’s website at https://investor.prudential.com/. You may also inspect the Stipulation during business hours at the office of the Clerk of the Court, U.S. District Court for the District of New Jersey, at the Martin Luther King Building and U.S. Courthouse, 50 Walnut Street, Newark, N.J., 07101. Or you can call Robbins LLP, 5060 Shoreham Place, Suite 300, San Diego, California 92122, telephone: (619) 525-3990; and Bragar Eagel & Squire, P.C., 810 Seventh Avenue, Suite 620, New York, New York 10022, telephone: (212) 308-5858, for additional information concerning the settlement.

PLEASE DO NOT CONTACT THE COURT OR PRUDENTIAL

REGARDING THIS NOTICE.

BY ORDER OF THE COURT UNITED STATES DISTRICT COURT OF NEW JERSEY

DATED: April 7, 2025